UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐

Securities Act Rule 802 (Exchange Offer)	☒

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐

Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Evraz Group S.A.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Luxembourg

(Jurisdiction of Subject Company’s Incorporation or Organisation)

EVRAZ plc

(Name of Person(s) Furnishing Form)

Global Depositary Receipts and Ordinary Shares

(Title of Class of Subject Securities)

30050A202 (Regulation S GDRs) and 30050A103 (Rule 144A GDRs)

(CUSIP Number of Class of Securities (if applicable))

Giacomo Baizini, Chief Financial Officer

Evraz Group S.A.

1, Allée Scheffer, L-2520, Luxembourg

R.C.S. Luxembourg B 105615

Tel: 352 2414331

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorised to Receive Notices and Communications on Behalf of Subject Company)

with copies to:

Dmitry Melnikov, Corporate Secretary

Evraz Group S.A.

1, Allée Scheffer, L-2520, Luxembourg

R.C.S. Luxembourg B 105615

Tel: 352 2414331

and

Patrick Sheil

Linklaters LLP

1 Silk Street

London EC2Y 8HQ

United Kingdom

Tel: 44 207 456 2000)

October 17, 2011

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit
No
99.1	(a) Offer Document dated October 17, 2011.

Item 2. Informational Legends

A legend complying with Rule 802(b) under the Securities Act of 1933 is included in the Offer Document.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit
No
99.2	(a) Press release dated October 17, 2011 made by EVRAZ plc

(b) Press release dated October 17, 2011 made by Evraz Group S.A.

PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X is being filed by EVRAZ plc with the Securities and Exchange Commission on the date hereof.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Alexander Frolov
(Signature)

Chief Executive Officer
(Title)

18 October 2011
(Date)